As filed with the Securities and Exchange Commission on December 17, 2010

Registration No. 333-103247

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ACTIVIDENTITY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	45-0485038
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6623 Dumbarton Circle

Fremont, California 94555

(Address of principal executive offices)

ActivCard 2002 Stock Option Plan

ActivCard Common Stock Warrants

(Full title of the plan)

William West

6623 Dumbarton Circle

Fremont, CA 94555

(510) 574-0100

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Terence Jones, Esq.

Wiggin and Dana LLP

One Century Tower

265 Church Street

New Haven, Connecticut 06510-7001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

ActivIdentity Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 13, 2003 (File No. 333-103247) (the “Registration Statement”) to deregister shares (the “Shares”) of the Registrant’s common stock, par value $0.001 per share, originally registered by the Registrant pursuant to the Registration Statement.

On October 11, 2010, ASSA ABLOY Inc., an Oregon corporation (“ASSA US”) FitAcquisition, Inc., a Delaware corporation and a wholly owned subsidiary of ASSA US (“Merger Sub”), and the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Registrant, with the Registrant becoming a wholly owned subsidiary of ASSA US and part of ASSA US’ HID Global business (the “Merger”) and the conversion of all outstanding shares of the Registrant’s common stock, par value $0.001 per share, and associated preferred stock purchase rights (the “Common Stock”) into the right to receive $3.25 in cash, without interest and less any applicable withholding taxes.

On December 16, 2010, ASSA US acquired all outstanding shares of the Common Stock and subsequently effected the Merger in accordance with the Delaware General Corporation Law. The Merger became effective on December 16, 2010, upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Following the completion of the Merger, the Registrant terminated all offerings of its securities pursuant to existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all Shares registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on December 16, 2010.

ACTIVIDENTITY CORPORATION

By:	/S/ WILLIAM WEST
William West
President
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WILLIAM WEST	President and Director	December 16, 2010
William West	(Principal Executive Officer)

/S/ DENIS HÉBERT	Director	December 16, 2010
Denis Hébert

II-1